Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Smithfield Foods, Inc. on Form S-8 (No. 333-123418) of our report dated June 26, 2009, relating to the statements of net assets available for benefits of John Morrell & Co. Salaried Employees Incentive Savings Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, included within the Form 11-K for John Morrell & Co. Salaried Employees Incentive Savings Plan  for the fiscal year ended December 31, 2008.

/s/Goodman & Company, LLP

Norfolk, Virginia
June 26, 2009